Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

KIMCO REALTY EXPANDS LEADERSHIP TEAM

Promotes Ross Cooper as President and David Jamieson as Chief Operating Officer

NEW HYDE PARK, NEW YORK, February 27, 2017– Kimco Realty Corp. (NYSE: KIM) today announced the promotions of Ross Cooper to President and David Jamieson to Chief Operating Officer.  With these appointments, Conor Flynn, who had held the dual role of President and Chief Executive Officer, will remain Kimco’s Chief Executive Officer and member of the company’s board of directors.  The Chief Operating Officer position was an open role last held by Conor Flynn before his elevation to the CEO position in 2016.

“As ten-year veterans of Kimco, Ross and David have been instrumental to our success," said Conor Flynn, Chief Executive Officer. “These appointments are well deserved and, as part of our long-term succession planning efforts, ensure that we are equipped with the strong and dedicated leadership needed to guide the organization toward our 2020 Vision and beyond."

Ross Cooper, who until this time has served as Executive Vice President and Chief Investment Officer, joined Kimco in 2006, and also previously served as Vice President of Acquisitions, Dispositions and Asset Management in Kimco’s Southern Region.  Ross Cooper will retain the title of Chief Investment Officer and continue to be responsible for leading the development and implementation of Kimco’s acquisition and disposition strategy.  He holds a B.S. degree from the University of Michigan, and a Master’s degree in Real Estate from New York University.

David Jamieson joined Kimco in 2007, and most recently served as Executive Vice President of Asset Management and Operations, where his role has been to identify, develop and implement opportunistic value creation strategies that optimize the company’s portfolio performance, most notably by leading Kimco’s redevelopment and selective ground-up development efforts.  Mr. Jamieson holds a B.S. degree from Boston College, and an MBA from Babson College.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is one of North America’s largest publicly traded owners and operators of open-air shopping centers. As of December 31, 2016, the company owned interests in 524 U.S. shopping centers comprising 85 million square feet of leasable space across 34 states and Puerto Rico. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

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CONTACT:

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corp.
1-866-831-4297
dbujnicki@kimcorealty.com